Exhibit 2.1

AMENDMENT NO. 3 TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2010 (this “Amendment”), is made by and among MOUNTAIN ACQUISITION CORP., a Delaware corporation (“Parent”), MOUNTAIN MERGER SUB CORP., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), MOUNTAIN ACQUISITION HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), and HEALTH GRADES, INC., a Delaware corporation (the “Company”).  Each of Parent, Merger Sub, Holdings and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

WHEREAS, the Company has entered into the Agreement and Plan of Merger, dated as of July 27, 2010 and amended as of August 9, 2010 and as of September 9, 2010 (as amended, the “Merger Agreement”), with Parent, Merger Sub and Holdings;

WHEREAS, pursuant to the Merger Agreement, Merger Sub has made a cash tender offer (the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) at a price of $8.20 per share, net to the seller in cash, upon the terms and subject to the conditions of the Merger Agreement and the Offer;

WHEREAS, the Merger Agreement was amended on September 9, 2010 to extend the Offer in order to provide the Company, Parent, Merger Sub and the Company’s stockholders with additional time to continue to evaluate their alternatives and potential actions in light of the ruling issued by the Delaware Court of Chancery on September 3, 2010 in the action styled In re Health Grades, Inc. Shareholders Litigation (the “Delaware Litigation”) and during this extension period, the Company, Parent and Merger Sub have negotiated a proposed memorandum of understanding to settle the Delaware Litigation (the “MOU”);

WHEREAS, pursuant to the terms of the MOU, the Parties desire to amend the Merger Agreement as provided in this Amendment;

WHEREAS, pursuant to Section 9.6 of the Merger Agreement, the Merger Agreement may be amended at any time prior to the Effective Time by an instrument in writing signed by the Parties; and

WHEREAS, the respective boards of directors of the Parties have authorized and approved the execution and delivery of this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the Parties hereby agree as follows:

1.             Defined Terms. Capitalized terms used herein, including in the preamble and recitals hereto, and not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed to such terms in the Merger Agreement.

2.             Amendment to Section 1.1(o) of the Merger Agreement. Section 1.1(o) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(o)         “Company Termination Fee” shall mean an amount in cash or immediately available funds equal to seven million three hundred forty-six thousand dollars ($7,346,000).”

3.             Amendment to Section 1.2 of the Merger Agreement. Section 1.2 of the Merger Agreement is hereby amended by adding, in alphabetical order, the following:

“Independent Committee                    Section 7.6(b)”

4.             Amendment to Section 2.1(b)(i) of the Merger Agreement. Section 2.1(b)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(i)  the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(d) hereof), there be validly tendered in accordance with the terms of the Offer and not withdrawn both (1) a number of shares of Company Common Stock that, together with (A) the shares of Company Common Stock then owned by Parent and Merger Sub (if any), (B) the shares of Company Restricted Stock that are immediately available to be acquired by Merger Sub immediately following the Acceptance Time pursuant to the Support Agreements and (C) the shares of Company Common Stock underlying the Options that are immediately available to be acquired by Merger Sub immediately following the Acceptance Time pursuant to the Support Agreements, and without giving effect to any treasury shares of Company Common Stock, represents more than 50% of the sum of (x) the number of shares of Company Common Stock then issued and outstanding, plus (without duplication) (y) except for the Noncompete Shares, all shares of Company Common Stock which the Company may be required to issue as of such date upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all Company Options, the Company Warrant and other derivative securities, including warrants, options (other than the Top Up Option), convertible or exchangeable securities or other rights to acquire Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof, and (2) a number of shares of Company Common Stock equal to more than 50% of the number of shares of Company Common Stock then issued and outstanding and not subject to a Support Agreement (clauses (1) and (2) together, the “Minimum Condition”);”

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5.             Amendment to Section 2.1(d)(i) of the Merger Agreement. Section 2.1(d)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to the terms and conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at 9:00 a.m., New York City time, on October 7, 2010.”

6.             Amendment to Section 2.1(d)(ii) of the Merger Agreement. Section 2.1(d)(ii) of the Merger Agreement is hereby amended by replacing the “.” at the end of Section 2.1(d)(ii)(B) with “; and” and by adding the following paragraph at the end thereof:

“(C)  Merger Sub shall extend the Offer until 9:00 a.m., New York City time, on October 22, 2010 if the Company delivers written notice to Parent prior to 12:01 a.m., New York City time, on October 7, 2010 that it has validly received and is considering, in each case in accordance with Section 7.6, an Acquisition Proposal (with each reference in the definition thereof to “15%” replaced with “50.1%”) that the Company Board or the Independent Committee shall have determined in good faith constitutes, or is reasonably likely to result in, a Superior Proposal.”

7.             Amendment to Section 7.6(b) of the Merger Agreement. Section 7.6(b) of the Merger Agreement is hereby amended by restating in its entirety the “provided” clause that follows immediately after Section 7.6(b)(ii) to read as follows:

“provided that, prior to taking any action described in Section 7.6(b)(i) or Section 7.6(b)(ii) above, (A) the Company Board or a committee of the Company Board comprised entirely of independent directors (the “Independent Committee”) shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would violate its fiduciary duties under applicable Laws, and (B) the Company Board or the Independent Committee shall have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.”

8.             Amendment to Section 7.6(d)(iii) of the Merger Agreement. Section 7.6(d)(iii) of the Merger Agreement is hereby amended by restating in its entirety the first clause of Section 7.6(d)(iii) up to and including the first “,” to read as follows:

“(iii)        (A) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the “Notice Period”),”

9.             Amendment to Section 1.1(zz), Section 7.1(a)(xxi), Section 7.6(d), Section 7.6(e), Section 7.6(g) and Section 9.1(c)(ii) of the Merger Agreement. Section 1.1(zz), Section 7.1(a)(xxi), Section 7.6(d), except for the last paragraph starting with “None of the Company”, Section 7.6(e), Section 7.6(g) and Section 9.1(c)(ii) of the Merger Agreement are hereby amended by replacing each instance of the capitalized term “Company Board” with the capitalized term “Company Board or Independent Committee”.

10.           Press Releases. Notwithstanding anything to the contrary in the Merger Agreement, the Company shall issue the press release attached hereto as Exhibit A promptly

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(and in any event within one (1) Business Day) following the execution and delivery of this Amendment.

11.           Effective Date of this Amendment. This Amendment shall, upon execution and delivery hereof by the Parties hereto, be deemed in full force and effect as of the date hereof.

12.           Miscellaneous.

(a)           This Amendment shall be construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b)           Except as expressly amended hereby, the Merger Agreement and all other documents, agreements and instruments relating thereto are and shall remain unmodified and in full force and effect and are hereby ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the Merger Agreement, nor, except as expressly provided herein, constitute a waiver or amendment of any other provision of the Merger Agreement.

(d)           This Amendment may be executed by facsimile and in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(e)           The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MOUNTAIN ACQUISITION CORP.

By:	/s/ Steven Della Rocca
Name:	Steven Della Rocca
Title:	Secretary

MOUNTAIN MERGER SUB CORP.

By:	/s/ Steven Della Rocca
Name:	Steven Della Rocca
Title:	Secretary

MOUNTAIN ACQUISITION HOLDINGS, LLC

By:	/s/ Steven Della Rocca
Name:	Steven Della Rocca
Title:	Secretary

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEALTH GRADES, INC.

By:	/s/ Kerry R. Hicks
Name:	Kerry R. Hicks
Title:	Chairman & Chief Executive Officer

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]

Exhibit A

Company Press Release

See attached.